Yanglin Soybean (YSYB.OB)
Second Quarter 2009 Earnings Conference Call
Thursday, August 20, 2009, 8:30 a.m. EDT

Participants

Mr. Shulin Liu – Chief Executive Officer
Mr. Bode Xu – Chief Financial Officer
Mr. Eddie Cheung – IR, Grayling
Mr. Valentine Ding – IR, Grayling

Dial-In (Toll Free): (877) 407-0781
Dial-In (International): (201) 689-8568

Operator

Greetings and welcome to Yanglin Soybean’s second quarter 2009 earnings conference call.  At this time, all participants are in a listen-only mode.  A question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce your host Mr. Eddie Cheung, with Grayling.  Thank you, you may begin.

Eddie

Thank you and welcome to Yanglin Soybean’s second quarter 2009 earnings conference call.

 Before we start, I would like to remind everyone that this conference call presentation and the answers to questions might contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Yanglin’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.  These risks are detailed in Yanglin’s filings with the SEC. The information set forth should be read in light of such risks. Information discussed in the conference call is of this date only, and Yanglin assumes no obligation to update the information contained in this conference call.

Joining us on today's call are Mr. Liu Shulin, chief executive officer, and Mr. Bode Xu, chief financial officer. As we need to translate part of this conference call, please be patient. Mr. Liu, the CEO, will now deliver his opening remarks.  Please go ahead, sir.

Mr. Liu (with translation, paragraph by paragraph)

大家好，歡迎参加阳霖大豆2009年第二季度的投资人電話會議
Hello, and welcome everyone to our second quarter 2009 earnings conference call.

我们第二季度的业绩仍旧受到中国政府购买大豆储备的负面影响，造成我们成本上升。中国政府的这一行为是为了扶持国内的大豆农户，但对像我们这样的大豆加工商冲击很大。
Our second quarter results saw the continuous impact from the Chinese government’s strategic reserve purchase of domestic soybeans, which pushed soybean prices higher than historically normal as part of the Chinese government’s program to protect the interests of the soybean farmers in China.

为了有效的应对外部环境的价格挑战，我们积极的采取了措施，大量压缩成本，包括大幅度的减少产出。同时我们也更关注高质量的产品来维持我们的品牌，并进一步改善客户关系。这些举措可以为我们今后在市场好转情况下赢回市场份额奠定基础。
To counter the pricing pressures coming from the current environment, we have continued our strict cost-saving policies, including significantly reducing the overall production volume. At the same time, we remained totally focused on quality products and service for our customers, as we were seeing still robust demand for soybean products in China.

另外，中国政府已经在6月份停止了大豆储备的收购。所以我们对下半年的业绩有充分的信心。
Now that the government ended its strategic purchase of domestic soybeans in June, we are turning more optimistic for the second half of the year.

最后，我想告诉大家阳霖的账上现金还有2500多万美元。所以我们的流动资金还是充裕的。我们的手上现金，加上我们多年来打造出的品牌，还有我们多年的经验带给我们的市场竞争力，使我们坚信近阶段的挑战会给阳霖带来高效生产和高质量产品。为我们日后的转机提供必要条件。
With over $25 million in cash and cash equivalents, our liquidity position remains very solid. Also, given our strong market reputation and operating history, our position in the domestic soybean market remains strong. We are well positioned to take advantage of and meet the rising demand for soybean meal and soybean oil products when pricing recovers for our raw materials.

现在讓我们的首席财务官徐先生向大家宣读2009年第二季度業績。在徐先生讲完以后，我会回来回答大家的提問。
With that, let me turn the call over to our CFO, Mr. Xu, who will review the second quarter 2009 financial results. After the prepared financial review, we will come back to take your questions. Thank you very much. I look forward to updating you on our progress in the near future.

Bode

Thank you, Mr. Liu.  I will now quickly review our financial results for the second quarter of 2009.

Total revenues for the second quarter of 2009 were $39.8 million, compared to $76.3 million recorded for the same period in 2008. Sales decreased during the second quarter as the Company voluntarily reduced its production volume, in reaction to the unfavorable pricing environment for soybeans created by the government’s national strategic reserve purchase of soybeans, which began in late 2008 and ended in June 2009.

Sales of soybean meal during the quarter were $24.3 million, as compared to $43.0 million from the year ago quarter. Sales of soybean oil were $10.3 million, as compared to $24.6 million from the year ago quarter. Sales of salad oil during the quarter were $1.9 million, as compared to $8.7 million from the year ago quarter. We also started selling our deep-processed and refined products, as we recorded sales of $358,026 for squeezed oil during the second quarter. Squeezed oil is natural green soy oil, made from selected soybeans. It has no cholesterol and contains important nutritional ingredients. We recorded sales of $355,116 for soy protein concentrate and also recorded about $2.6 million in sales of low-temperature soy meal. The former is rich in vitamins, minerals and dietary fiber and can be added into foods to improve their taste and nutritional value, while the latter is the critical raw material to produce highly value-adding soy protein products.

Gross loss for the second quarter of 2009 was $4.2 million, as compared to a profit of $4.4 million for the same period in 2008. We reduced our production in reaction to the gross loss we were experiencing.

Total operating expenses for the second quarter of 2009 decreased to $608,892, from $616,674 in the same period last year.

Selling expenses for the second quarter of 2009 decreased to $60,303 as compared to $64,545 in the 2008 second quarter.

General and administrative expenses for the second quarter of 2009 were $548,589, as compared to $552,129 in the year-ago quarter.

Total operating expenses accounted for 1.6% of total revenue in the second quarter, as compared to 0.8% in the same period of 2008.

Operating loss for the second quarter of 2009 was $4.8 million, as compared with a profit of $3.8 million for the same period in 2008.

Interest expense decreased by $170,889 on a year-over-year basis for the period ended June 30, 2009 to $94,091. Interest expense declined during the quarter mainly due to lower bank borrowings, as we reduced our production volume, which led to lower working capital needs. As a percentage of sales revenue, interest expenses accounted for 0.2% for the 2009 quarter.

The Company continued to receive its income tax exempt status during the entire fiscal year 2009. The status will be up for review at the end of 2009. The Company continues to expect that it will receive preferential tax treatment from the local and central governments going forward.

Net loss for the second quarter of 2009 totaled $4.9 million, or $0.15 per diluted share, compared with net income of $3.6 million, or $0.10 per diluted share in the same period one year ago.

The Company’s financial position remains strong as most sales are on a cash basis with customers paying in advance to secure supplies. The Company's balance sheet as of June 30, 2009 included cash and cash equivalents of $25.5 million, compared with $30.4 million at December 31, 2008.

The Company has net working capital of $31.7 million at the end of June 30, 2009. Total shareholders' equity was $65.8 million.

As we look ahead into the second half of calendar year 2009, we are more optimistic about the domestic soybean market recovery. Over the past few weeks, we have seen some positive elements coming together for the potential rebound of our business. Obviously, the most welcoming news is that the Chinese government, after finishing its strategic purchase of domestic soybeans in June, has already started to sell some of its soybean from the reserve to the market, which we expect will help ease pricing pressures ahead of the fall harvests in the Northeast region of China where we mainly operate. Although not yet confirmed or approved, we expect the Chinese government may grant some form of subsidies, similar to subsidies offered to corn crushers, to the soybean processors in the Northeast of China to help recoup processing losses. In addition, despite reports of a likely large North American harvest, lower soybean production in South America should offset some of the soybean imports coming into China. These tangible signs of an improving operating environment, along with our focus on cost management and customer relations, give us greater confidence that we will see a recovery in the second half of this year.

We thank you for your interest and support for Yanglin Soybean. With that, let me bring back Mr. Liu so we can begin to take your questions. Operator?

Operator

Thank you.  Ladies and gentlemen, we will be conducting a question-and-answer session.  If you would like to ask a question, please press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset, before pressing the * keys.  One moment please, while we poll for questions.

Once again, please press *1 to ask a question at this time.

Q&A SESSION

Operator

Thank you.  There are no further questions at this time.  I will turn the conference back to management for closing comments.

Eddie

Thank you for joining us today. We look forward to updating you on our third quarter 2009 results. Feel free to get in touch with us anytime if you have further questions, concerns or comments. Thank you.